PROSPECTUS	Pricing Supplement No. 4122
Dated June 17, 2004	Dated January 13, 2005
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	No. 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date:	January 13, 2005
Settlement Date (Original Issue Date):	January 19, 2005
Maturity Date:	April 15, 2008
Principal Amount (in Specified Currency)	U.S.$ 1,000,000,000
Price to Public (Issue Price):	100.00%
Agent's Discount or Commission:	0.150%
Net Proceeds to Issuer (in Specified Currency):	U.S.$ 998,500,000
Interest Rate: Interest Calculation: ■ Regular Floating Rate  Inverse Floating Rate  Other Floating Rate
Interest Rate Basis:	LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus)	Plus 0.06%
Index Maturity:	Three Months
Spread Multiplier:	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each January 15th, April 15th , July 15th and October 15th of each year, commencing April 15, 2005 and ending on the Maturity Date.
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date based on three month USD LIBOR plus 0.06 per cent.
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date.
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Rule 424(b)(3)-Registration Statement
No.333-114095

Clearance and Settlement:

___	DTC Only.

X

DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement).

___

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___	Euroclear and Clearstream, Luxembourg only.

CUSIP No.: 36962GN67

ISIN: US36962GN678

Common Code: 021088897

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
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Pricing Supplement No. 4122
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

Additional Information:

Additional Notes.

In addition to the Notes described herein (the "Tranche A Notes"), the Company will issue on the Issue Date an additional US$300,000,000 of Floating Rate Notes due April 15, 2008 having identical terms to the Tranche A Notes (the "Tranche B Notes"). It is intended that, upon issuance, the Tranche A Notes and the Tranche B Notes will be consolidated with and form a single issue for all purposes and will trade under the same

CUSIP, ISIN and Common Code numbers disclosed herein.

General.

At September 30, 2004, the Company had outstanding indebtedness totaling $320.210 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2004, excluding subordinated notes payable after one year, was equal to $319.393 billion.

(Floating Rate)
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Pricing Supplement No. 4122
Dated January 13, 2005
Rule 424(b)(3)-Registration Statement
No. 333-114095

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.85

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.150% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Deutsche Bank Securities Inc.	$800,000,000
Co-Lead Manager:
J.P. Morgan Securities Inc.	$200,000,000

Total	$1,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.